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Exhibit 10.23

AGREEMENT AND RELEASE

        This Agreement and Release (hereafter "Agreement") is made and entered into by and between Thomas G. Boren and PG&E CORPORATION (hereafter, PG&E) (collectively referred to as "the parties") and sets forth the terms and conditions of Mr. Boren's separation from PG&E CORPORATION and the PG&E NATIONAL ENERGY GROUP, INC. (hereinafter, NEG).

1.
Mr. Boren shall voluntarily resign from his positions as President and Chief Executive Officer of NEG and as an officer and/or director of any and all subsidiary, parent and affiliate companies of NEG, effective close of business November 14, 2002. Mr. Boren shall voluntarily resign from his employment with NEG and any and all subsidiary, parent and affiliate companies of NEG, effective close of business December 1, 2002.

2.
In lieu of any lump sum severance benefit to which Mr. Boren may be entitled pursuant to the PG&E Corporation Officer Severance Policy, Mr. Boren has elected to purchase additional age and additional service credit under his supplemental defined benefit executive retirement arrangement described in paragraph 8 of his offer letter dated July 21, 1999, such that age and service under this arrangement and the comparable Southern Company arrangement equal age 55 and 41.655 years, respectively.

3.
In the event that employees in Mr. Boren's funding unit or subsidiary are eligible for a payment under the PG&E's Short-Term Incentive Plan (STIP) for the year in which the resignation occurs, NEG will make a payment of the STIP that Mr. Boren would have received, pro-rated to reflect the number of months from the beginning of the year to the date of resignation. The STIP payment, if any, will be made at such time as STIP payments are made to employees in Mr. Boren's funding unit or subsidiary. The Chief Executive Officer of PG&E shall have the sole discretion to determine the amount of STIP payment, consistent with the program guidelines for the year in which the resignation occurs.

4.
Any monies Mr. Boren has in the PG&E Corporation Supplemental Retirement Savings Plan shall be paid to Mr. Boren, less applicable tax deductions, in accordance with his election(s) under the terms of that plan.

5.
Mr. Boren has been provided a private annuity and tax restoration benefit that provide him in the aggregate a benefit equal to that accrued under Mr. Boren's supplemental defined benefit executive retirement arrangement as of December 31, 2001. Mr. Boren accrued additional age and service from December 31, 2001 through December 1, 2002 under that arrangement. Consequently, from December 1, 2002 through May 31, 2004, so long as Mr. Boren is alive, he will be provided with a monthly amount equal to $51,152.83. Beginning June 1, 2004 and continuing as long as Mr. Boren is alive, he will be provided a reduced monthly amount of $38,247.50. The amounts in this paragraph 5 will be modified consistent with joint and survivor options which Mr. Boren will elect prior to the commencement of payments. Based on Mr. Boren's decision to elect a 100 percent joint and survivor option, the preceding amounts in this section will be adjusted to the following monthly amounts respectively: $48,216.92 and $36,498.92.

6.
Mr. Boren shall receive payments under the Senior Executive Retention Program equal to those he would have received pursuant to his February 21, 2002 grant under the Program had he remained employed through each payment date. Mr. Boren shall receive any such payments at the time other Program participants receive their payments.

7.
Upon the effective date of this Agreement as set forth in paragraph 22 below, all unvested performance unit grants, stock option grants, and special incentive stock ownership premiums provided to Mr. Boren under PG&E Corporation's Performance Unit Plan, Stock Option Plan, and Executive Stock Ownership Program shall continue to vest, terminate, or be canceled as provided under the terms of their respective plans or program, as modified by the PG&E

  Corporation Officer Severance Policy in effect at the time this Agreement is signed by Mr. Boren. The payment, exercise, and withdrawal of Mr. Boren's vested performance units, stock option grants, and stock ownership premiums shall be as provided under the terms of their respective plans or program.

8.
NEG will pay the premium for continuation of Mr. Boren's existing company-sponsored health insurance coverage for the 18-month period commencing the first full month after the effective date of this Agreement as set forth in paragraph 22 below and until and unless Mr. Boren becomes covered under the health insurance plan of another employer, in which case NEG's obligation to pay such insurance premiums shall be discontinued. Mr. Boren therefore agrees to promptly notify NEG's Senior Human Resources Officer if he becomes reemployed in any capacity within the next 18-month period. Additional information regarding Mr. Boren's rights to continuation of his health insurance coverage under the terms of COBRA will be provided separately at that time. To the extent Mr. Boren has such rights, nothing in this Agreement will impair them.

9.
As long as Mr. Boren maintains his current home at 5630 Wisconsin Avenue, Number 1702, Chevy Chase, Maryland 20815 as his primary residence, NEG will continue to make monthly mortgage buy-down payments of $6,700 on that home until February 2006 at the latest.

10.
PG&E shall provide to Mr. Boren legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer, in accordance with the terms of the resolution of the Board of Directors of PG&E dated December 18, 1996.

11.
Except as provided in paragraph 10 of this Agreement, in consideration of the payment and benefits PG&E is providing under this Agreement, Mr. Boren, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the effective date of this Agreement against PG&E, its predecessors, subsidiaries, parents, affiliates, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns. The released claims include, without limitation, any claims arising from or related to Mr. Boren's employment with PG&E, his resignation from his position as an officer and/or director of PG&E or any of its subsidiaries or parent or affiliate companies, the separation of his employment with NEG, or any of its subsidiaries, parents or affiliate companies, and/or any of the conditions, events, transactions or series of transactions related thereto, and the execution of this Agreement. The released claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (all as amended), the law of contract and tort, and any claim for attorneys' fees. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

12.
Mr. Boren acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist. Nonetheless, except as provided for in paragraph 10 of this Agreement, Mr. Boren understands, intends, and agrees that this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and he specifically waives all rights under Section 1542 of the California Civil Code which provides that:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF

    EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

  Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

13.
Mr. Boren agrees that he will not initiate, maintain, or accept the benefits from any legal action or proceeding of any kind against PG&E or any of its predecessors, subsidiaries, parents, affiliates, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns as to any matter released in this Agreement, nor shall he assist or participate in any such proceedings, including any proceedings brought by any third parties, except as required by court order or law. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

14.
Mr. Boren shall not seek any future re-employment with PG&E or any of its subsidiaries, parents or affiliates. This paragraph does not, however, preclude Mr. Boren from accepting an offer of future employment from PG&E or any of its subsidiaries, parents or affiliates.

15.
Mr. Boren shall not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the Chief Legal Officer of PG&E unless required by court order or law. Notwithstanding the preceding sentence, Mr. Boren may disclose the terms and conditions of this Agreement to his immediate family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that Mr. Boren first instructs each affected family member, attorney, and tax advisor that he must keep the information confidential and may not make any disclosure of the terms and conditions of this Agreement, unless required by court order or law. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

16.
Mr. Boren agrees not to use, disclose, publicize, or circulate any confidential or proprietary information concerning PG&E, its subsidiaries, parents or its affiliates, which has come to his attention during his employment with PG&E or NEG, unless his doing so is expressly authorized in writing by the Chief Legal Officer of PG&E, or is required by court order or law. Before making any legally-required disclosure, Mr. Boren shall give the Chief Legal Officer of PG&E notice at least ten (10) business days in advance. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

17.
Mr. Boren agrees not to engage in any unfair competition against PG&E or any of its subsidiaries, parents or affiliates. For purposes of this Agreement, unfair competition shall be accorded the definition developed under the laws of the State of California, including section 17200, et seq., of the California Business and Professions Code. Mr. Boren agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

18.
(a) For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away any prospective customer of PG&E or its parents, affiliates or subsidiaries about whom he acquired information as a result of any solicitation efforts by PG&E, its subsidiaries, parents, or affiliates, or the prospective customer during his employment with PG&E and NEG. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

(b)
For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away any existing customer of PG&E or its parents, affiliates or subsidiaries. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

  (c)
  For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away any existing vendor of PG&E or its parents, affiliates or subsidiaries. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

  (d)
  For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away any prospective vendor of PG&E or its affiliates, parents or subsidiaries, about whom he acquired information as a result of any solicitation efforts by PG&E or its parents, affiliates or subsidiaries or the prospective vendor during his employment with PG&E or NEG. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

  (e)
  For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit, contact or induce, or attempt to solicit, contact or induce, any existing employees, agents or consultants of PG&E, or of any of its subsidiaries, parents or affiliates, to terminate or otherwise alter their employment, agency or consultant relationship with PG&E or any of its subsidiaries, parents or affiliates. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

  (f)
  For a period of one year after the effective date of this Agreement as set forth in paragraph 22 below, Mr. Boren shall not, directly or indirectly, solicit, contact or induce, any existing employees, agents or consultants of PG&E, or of any of its subsidiaries, parents or affiliates, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with PG&E or any of its parents, subsidiaries or affiliates. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

19.
Mr. Boren shall, upon reasonable notice from PG&E, furnish information and proper assistance to PG&E (including truthful testimony and document production) as may reasonably be required by PG&E in connection with any legal, administrative or regulatory proceeding in which it or any of its subsidiaries, parents or affiliates is, or may become, a party, or in connection with any filing or similar obligation of PG&E imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that NEG shall pay all reasonable expenses incurred by Mr. Boren in complying with this paragraph. Mr. Boren further agrees that his violation of this paragraph shall constitute a material breach of this Agreement.

20.
(a) In the event that Mr. Boren breaches any material provision of his Agreement, PG&E and its parents, affiliates and subsidiaries shall have no further obligation to pay or provide to Mr. Boren any unpaid amounts or benefits specified in this Agreement. PG&E and its parents, affiliates and subsidiaries shall also be entitled to immediate return of any and all amounts or benefits previously paid or provided to Mr. Boren under this Agreement and to recalculate any future pension benefit entitlement without the additional credited service and/or age he received or would have received under this Agreement. Despite any breach by Mr. Boren his other duties and obligations under this Agreement, including his waivers and releases, shall remain in full force and effect. In the event of a breach or threatened breach by Mr. Boren of any of the provisions in paragraphs 11-13 and 15-19 of this Agreement, PG&E and its parents, affiliates and subsidiaries shall, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, PG&E and its parents, affiliates and subsidiaries shall also be entitled to specific performance by Mr. Boren of his obligations under paragraphs 11-13 and 15-19 of this Agreement. Pursuant to paragraph 24 herein, Mr. Boren shall also be liable for any litigation costs and expenses PG&E and its parents, affiliates and subsidiaries incur in successfully seeking enforcement of its rights under this Agreement, including reasonable attorney's fees.

  (b)
  Mr. Boren shall be entitled to recover actual damages in the event of any material breach of this Agreement by PG&E, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by PG&E of any of its material obligations to Mr. Boren under this Agreement, Mr. Boren shall be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of PG&E's obligations and any other applicable equitable or injunctive relief. Pursuant to paragraph 25 herein, PG&E shall also be liable for any litigation costs and expenses Mr. Boren incurs in successfully seeking enforcement of his rights under this Agreement, including reasonable attorney's fees. Despite any breach by PG&E, its other duties and obligations under this Agreement shall remain in full force and effect.

21.
Mr. Boren acknowledges and agrees that this Agreement is not, and shall not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

22.
Pursuant to the Older Workers Benefit Protection Act, Mr. Boren acknowledges that he was provided up to 21 days to consider and accept the terms of this Agreement and that he was advised to consult with an attorney about the Agreement before signing it. After reviewing an earlier draft of the Agreement, Mr. Boren requested certain modifications to the Agreement, some of which were accepted and are reflected in this Agreement. Although based on these modifications Mr. Boren may have been entitled to another 21-day period in which to consider and accept the terms of this Agreement, Mr. Boren elected to waive any applicable new 21-day period. Mr. Boren also understands that, after he signs the Agreement, he will have an additional seven (7) days in which to revoke his acceptance in writing, that to revoke, he must submit a signed statement to that effect to PG&E's Senior Human Resources Officer before the close of business on the seventh day, and that, if he does not submit such a revocation, the Agreement will take effect on the eighth day after he signs it.

23.
This Agreement sets forth the entire agreement between the parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Boren any different severance arrangements). The parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

24.
If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect except that, should paragraphs 11-13 and 15-19 be held invalid, void or unenforceable, either jointly or separately, NEG shall be entitled to rescind the Agreement and/or recover from Mr. Boren any payments made and benefits provided to him under this Agreement. Mr. Boren understands and agrees that before initiating any action to set aside all or any part of this Agreement, a mandatory condition precedent is his prior tender back to NEG of the amounts of any payments previously made or benefits provided to him under this Agreement, including without limitation, any increased pension benefits he gained as a result of any additional credited service and/or age he received under this Agreement.

25.
With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Boren's employment with PG&E (or with the employing subsidiary), the separation thereof and from his positions as an officer and/or director of PG&E or any subsidiary, parent or affiliate, or any claims for benefits shall be resolved exclusively by final and binding confidential arbitration using a three member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Provided, however, that in making their determination, the arbitrators shall be limited to accepting the position of Mr. Boren or the position of PG&E, as the case may be. The only claims not covered by this paragraph 25 are any non-waivable claims for benefits under workers' compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph 25 shall take place in San Francisco, California. Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation. The prevailing party in any dispute or controversy covered by this paragraph 25 or with respect to any request for specific performance, injunctive or other equitable relief, shall be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys' fees. Both Mr. Boren and PG&E specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph 25. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction. Subject to the arbitration provisions herein, the sole jurisdiction and venue for any action related to the subject matter of this Agreement shall be the California state and federal courts having within their jurisdiction the location of PG&E's principal place of business in California at the time of such action. Both parties consent to the jurisdiction of such courts for any such action.

26.
This Agreement shall be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to the conflicts of laws provisions thereof.

27.
The failure of either party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision, or any portion thereof, and shall in no way affect that party's right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement shall be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

28.
Mr. Boren acknowledges and agrees that he has read and understands the contents of this Agreement, that he has been afforded the opportunity to carefully review this Agreement with an attorney of his choice, that he has not relied on any oral or written representation not contained in this Agreement, that he has signed it knowingly and voluntarily, and that after this Agreement becomes effective he will be bound by all of its provisions.

  PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THOMAS G. BOREN THOMAS G. BOREN	G. BRENT STANLEY PG&E CORPORATION
December 23, 2002 DATE	December 18, 2002 DATE

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  Exhibit 10.23